Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-134680

Prospectus

REAL ESTATE REFERRAL CENTER INC.
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If at least 1,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be appropriated by us and used for the purpose as set forth in the Use of Proceeds section of this prospectus.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

Our common stock will be sold by Lisa McIntosh and Bruce McIntosh, our officers and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$0.10	$0.0150	$0.0850
Per Share - Maximum	$0.10	$0.0075	$0.0925
Minimum	$100,000	$15,000	$85,000
Maximum	$200,000	$15,000	$185,000

The difference between the Aggregate Offering Price and the Proceeds to Us is $15,000. The $15,000 will be paid to unaffiliated third parties for expenses connected with this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The date of this prospectus is June 21, 2006.

SUMMARY OF OUR OFFERING

Our business

We are a start-up stage company. We have not started operations. We will not start operations until we have completed this offering. We are a company without revenues or operations, we have minimal assets and have incurred losses since inception. We intend to engage in the business of referring clients to Realtors for a fee.

Our business office is located at 279 Midpark Way SE, Suite 102, Calgary, Alberta T2X 1M2. Our telephone number is (403) 615-8917.Our registered agent for service of process is the Corporation Trust Company of Nevada, located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our fiscal year end is February 28, 2006.

The offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 1,000,000 shares of common stock and a maximum of 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	$85,000 assuming the minimum number of shares is sold. $185,000 assuming the maximum number of shares is sold.
Use of proceeds	We will use the proceeds to pay for administrative expenses, the implementation of our business plan, and working capital.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of 02-28-2006
(Audited)
Balance Sheet
Total Assets	$3,565
Total Liabilities	$15,000
Stockholders Deficit	$(11,435)

Period from
12-23-2005
to 02-28-2006
(Audited)
Income Statement
Revenue	$-0-
Total Expenses	$17,235
Net Loss	$(17,235)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. All of the material risk factors have been addressed herein.

Risks associated with REAL ESTATE REFERRAL CENTER INC.

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any additional money to us, we have to complete this offering to commence operations. If we do not complete this offering, we will not start our operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we will be an ongoing business for the next twelve months. As of the date of this prospectus we have not commenced operations. Because our officers and directors are unwilling to loan or advance any additional capital to us, except to prepare and file reports with the SEC, we will have to complete this offering in order to commence operations.

2. We lack an operating history and have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on December 23, 2005 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $ 17,235 of which $15,309 is for legal fees, $ 1,126 is for filing fees and general office expenses, and $800 for rent and management services donated by the President of the Company. Included in the $15,309 legal fees are $15,000 relating to the offering of securities under this registration statement. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	completion of this offering
*	our ability to locate purveyors who will provide their services to sell our clients' homes and to locate properties for resale to our clients
*	our ability to attract clients who will engage our services
*	our ability to generate revenues through the sale of our services

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

3. We do not have any clients and we cannot guarantee we will ever have any. Even if we obtain clients, there is no assurance that we will make a profit.

We do not have any clients. Even if we obtain clients, there is no guarantee that we will generate a profit. If we cannot generate a profit, we will have to suspend or cease operations.

4. We are solely dependent upon the funds to be raised in this offering to start our business, the proceeds of which may be insufficient to achieve revenues. We may need to obtain additional financing which may not be available.

We have not started our business. We need the proceeds from this offering to start our operations. If the minimum of $85,000 is raised, this amount will enable us, after paying the expenses of this offering, to begin the process of engaging in obtaining real estate referrals through the development of our website and the launching of our marketing and advertising campaign.

5. Because we are small and do not have much capital, we must limit marketing of our services to potential known clients. As a result, we may not be able to attract enough clients to operate profitably. If we do not make a profit, we may have to suspend or cease operations.

Because we are small and do not have much capital, we must limit marketing of our services. We will initially generate revenues through the sale of services. Because we will be limiting our marketing activities, we may not be able to attract enough clients to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

6. Our services are subject to seasonal fluctuations and as a result there may be periods when we suspend operations.

Seasonal fluctuations in the real estate market will adversely impact revenues and may impede future growth. Historically revenues in this area are strongest in the first and second quarters of the calendar year. Prolonged periods where there is a lack of revenue may cause cutbacks and create challenges for meaningful growth.

7. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting clients and result in a lack of revenues that may cause us to suspend or cease operations.

Our officers and directors will only be devoting limited time to our operations. They each will be devoting approximately 20 hours per week or 50% of their time to our operations. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations.

8. Because we have only two officers and directors who are responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only two officers and directors. They are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment.

9. Because we do not maintain any insurance, if a judgment is rendered against us, we may have to cease operations.

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party to a lawsuit, we may not have sufficient funds to defend the litigation. In the event that we do not defend the litigation or a judgment is rendered against us, we may have to cease operations.

10. If Lisa McIntosh and Bruce McIntosh resign or die without having found a replacement realtor, our operations will be suspended or cease. If that should occur, you could lose your investment.

In order to generate revenues from a referred Realtor, we must employ a licensed Alberta Realtor. Lisa McIntosh and Bruce McIntosh, our president and secretary, are our sole licensed Realtors. We are entirely dependent upon them in order to collect a commission. If they should resign or die we will have no licensed Realtors and accordingly, cannot collect a commission. Further, we do not have key man insurance. If that should occur, until we find another licensed Realtor, we will suspend or cease entirely. In that event it is possible you could lose your entire investment.

Risks associated with this offering:

11. Because there is no escrow, trust or similar account, your subscription could be seized by creditors or by a trustee in bankruptcy. If that occurs you will lose your investment.

There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. Only our officers and directors will have access to the account. You will not have the right to withdraw your funds during the offering. You will only receive your funds back if we do not raise the minimum amount of the offering within the 180 day period, an additional 90 days if extended by us. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.

12. Because our officers and directors who are also our promoters, will own more than 50% of the outstanding shares after this offering, they will retain control of us and be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares.

Even if we sell all 2,000,000 shares of common stock in this offering, our officers and directors will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, our officers and directors will be able to elect all of our directors and control our operations, which could decrease the price and marketability of the shares.

13. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

14. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

USE OF PROCEEDS

Our offering is being made on a self underwritten basis - with a minimum of $75,000. The table below sets forth the use of proceeds if $100,000, $150,000 or $200,000 of the offering is sold.

	$100,000	$150,000	$200,000
Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$15,000	$15,000	$15,000
Net proceeds	$85,000	$135,000	$185,000

Lisa McIntosh, our President, loaned us the sum of $15,000 to pay for legal, accounting, and other expenses associated with this offering. The amount due Ms. McIntosh will not be repaid from the proceeds of this offering, but will only be paid from revenues generated from our operations. The loan is without interest. Ms. McIntosh will advance other costs associated with this offering. Only attorney' s fees of $10,000 due Conrad C. Lysiak, our attorney, and auditing fees estimated to be approximately $5,000 due Manning Elliott LLP, our auditors, will be repaid from the proceeds of this offering.

The net proceeds will be used as follows:

Salaries	$50,000	$50,000	$50,000

Hardware acquisition	$3,000	$8,000	$8,000
Software acquisition	$3,000	$5,000	$8,000
Marketing and advertising	$10,000	$35,000	$70,000
Working capital	$19,000	$37,000	$49,000

Totals	$85,000	$135,000	$185,000

The above are listed in priority order.

As the business begins to expand, we intend to pay salaries to full or part-time employees or consultants to assist our officers in managing our business.

Lisa McIntosh, our President, is donating her office space at ReMax rent free until the company becomes profitable. The estimated cost to Lisa at this point is $200.00 per month. As additional staff and equipment are acquired, the space and the cost for that space, will increase.

Hardware consists of three computers which we intend to acquire.

We will also acquire software to begin the collection process of data.

Marketing and advertising will be focused on promoting our business. The advertising campaign will include the design and printing of various sales materials. If we raise the maximum amount under this offering, we intend to more aggressively promote our business through print media advertising. The cost of developing the campaign is estimated to be $10,000 to $70,000.

Working capital will be used for the costs related to developing and implementing our business plan. It is comprised of expenses for wages, rent, telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, and travel.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, Lisa McIntosh, and Bruce McIntosh
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

As of February 28, 2006, the net tangible book value of our shares of common stock was $(11,435) since the Company's stockholder's equity was a deficit of $11,435, and was $0.0023 per share based upon 5,000,000 shares outstanding. Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding as of February 28,2006, will be $188,565 or approximately $0.0269 per share. The net tangible book value of the shares held by our existing stockholders, Lisa McIntosh and Bruce McIntosh, will be increased by $0.0292 per share without any additional investment on their part. You will incur an immediate dilution of $0.0731 per share, from $0.10 per share to $0.0269 per share.

Upon completion of this offering, in the event 1,500,000 shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding as at February 28,2006 will be $138,565 or approximately $0.0213 per share. The net tangible book value of the shares held by our existing stockholders, Lisa McIntosh and Bruce McIntosh will be increased by $0.0236 per share without any additional investment on their part. You will incur an immediate dilution of $0.0787 per share, from $0.10 per share to $0.0213 per share.

Upon completion of this offering, in the event the minimum or 1,000,000 shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding as at February 28,2006 will be $88,565 or approximately $0.0148 per share. The net tangible book value of the shares held by our existing stockholders, Lisa McIntosh and Bruce McIntosh, will be increased by $0.0171 per share without any additional investment on their part. You will incur an immediate dilution of $0.0852 per share, from $0.10 per share to $0.0148 per share.

After completion of this offering, if 2,000,000 shares are sold, the purchasing shareholders will own approximately 28.57% of the total number of shares then outstanding shares for which they will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $5,000, or approximately $0.001 per share.

After completion of this offering, if 1,500,000 shares are sold, the purchasing shareholders will own approximately 23.08% of the total number of shares then outstanding for which they will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 76.92% of the total number of shares then outstanding, for which they have made contributions of cash totaling $5,000, or approximately $0.001 per share.

After completion of this offering, if 1,000,000 shares are sold, the purchasing shareholders will own approximately 16.66% of the total number of shares then outstanding for which they have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 83.34% of the total number of shares the outstanding for which they have made contributions of cash totaling $5,000, or approximately $0.001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholder:

Existing stockholder if all of the shares are sold:

Price per share	$0.10
Net tangible book value per share before offering	$(11,435)
Net tangible book value per share after offering	$188,565
Increase to present stockholder in net tangible book value per share after offering	$0 .0292
Capital contributions	$5,000
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholder	5,000,000
Percentage of ownership after offering	71.43%

Purchasers of shares in this offering if all shares sold

Price per share	$0.10
Dilution per share	$(0.0731)
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

Purchasers of shares in this offering if 1,500,000 shares sold

Price per share	$0.10
Dilution per share	$(0.0787)
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23.08%

Purchasers of shares in this offering if 1,000,000 of shares sold

Price per share	$0.10
Dilution per share	$(0.0852)
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.66%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at CIBC Bank in Calgary, Alberta, Canada. Its telephone number is (403) 221-5197. We will hold the funds in the account until we receive a minimum of $100,000 at which time we will appropriate for the purpose set. Any funds received by us thereafter will be immediately appropriated by us. If we do not receive the minimum amount of $100,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. During the 180-day period and possible additional 90-day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 180-day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution.

Management may not and will not purchase securities in this offering.

We will sell the shares in this offering through our officers and directors, Lisa McIntosh and Bruce McIntosh. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Neither Lisa McIntosh nor Bruce McIntosh, are not statutorily disqualified, are not being compensated, and are not associated with broker/dealers. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, and hold investment meetings in various states or provinces where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey, Washington D.C. and/or outside the United States of America.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of up to 180 days, with an additional 90 days if we so choose. We will not advise investors of the extension.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement

2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to REAL ESTATE REFERRAL CENTER INC. and mailed to REAL ESTATE REFERRAL CENTER INC., c/o Lisa McIntosh, President, 279 Midpark Way S.E., Suite 102, Calgary, Alberta, T2X 1M2.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

We were incorporated in the state of Nevada on December 23, 2005. We have not started operations. We have not generated revenues from operations, but must be considered a start-up business. Our statutory registered agent in Nevada is The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our business office is located at 279 Midpark Way SE, Suite 102, Calgary, Alberta T2X 1M2. Our telephone number is (403) 615-8917.

We have no plans to change our planned business activities or to combine with another business, and we are not aware of any events or circumstances that might cause these plans to change.

We have not started our operations and will not start operations until we raise at least the minimum amount of this offering.

We have not conducted any market research into the likelihood of success of our operations.

Background

Real estate referrals in Canada have traditionally been handled between Realtors working at established real estate broker firms. A Realtor in one geographical area would refer a client to another Realtor in another geographical area. The two Realtors would agree upon a referral fee which would be paid to the referring realtor once the client purchased or sold a piece of real estate.

Services

We intend to cater to the newly located or inexperienced buyer or seller of residential real estate who do not have a pre-existing established relationship with a Realtor. We will locate a Realtor for the client and charge a fee for locating the Realtor. The fee will be paid by the Realtor. The client will pay no fee.

The Process.

The client will provide us with information. The information will include the area they are living in or considering purchasing in; price range of the property being bought or sold; the type of residential property; and, other conditions of the purchase and sale established by the client. The information will primarily be gathered via email, but telephone conversations and personal site visits will also be employed when necessary.

Once all the relevant information and preferences are gathered, the process of matching the client to a Realtor who best meets the client's needs will be undertaken. The client will be offered between one and three Realtors to consider. Personal interviews with the Realtors will be coordinated by us.

In exchange for referring a Realtor to a client, once the transaction is complete, the Realtor will pay us a fee of 25% per cent of whatever commission they receive on the transaction. We will have an executed blanket agreement with each Realtor, prior to introducing our client to the Realtor.

If a transaction is not consummated, no fee is due and payable.

Our website

Currently our website is under development. We have hired an outside technology provider to develop our website. The IT company we hire will provide the following services and products for the website: disk space, bandwidth, 155 mbit backbone, pop mailboxes, e-mail forwarding, e-mailing analysis, auto responder, front page support, unlimited FTP access and hotmetal/miva script. The foregoing will allow us to promote the use of our services in an attractive fashion, and communicate with our clients on-line.

Our website will become the virtual business card and portfolio for our company as well as our online "home." It will showcase the services we will supply and the portfolio of all future customers and the variety of advisory services that we will offer. Currently, we have no customers and there is no assurance we will ever have any customers.

The website will further exhibit links to properties available for sale in the real estate market in Canada.

The website will be a simple, well-designed site that is in keeping with the latest trends in user interface design. A site that is too flashy or tries to use too much of the latest Shockwave or Flash technology can be overdone and cause potential clients to look elsewhere. To those prospective clients that we are targeting, time is valuable and a website that takes too long to load or is difficult to navigate would not appeal to them.

Other than investigating potential technologies in support of our business purpose and the preparation of our plan of operations, we have had no material business operations since inception on December 23, 2005. At present, we have yet to acquire or develop the necessary technology assets in support of our business purpose to become an Internet-based Realtor referral center.

The Internet is a worldwide medium of interconnected electronic and/or computer networks. Individuals and companies have recently recognized that the communication capabilities of the Internet provide a medium for not only the promotion and communication of ideas and concepts, but also for the presentation and sale of information, goods and services.

Procedure for Doing Business with Us
1.	We will email, telephone or meet with the clients to get relevant questions answered relating to our advisory services.

2.	We will disclose our fee and have the client execute a written contract with us.
3.	We will find between one and three Realtors and introduce the Realtor(s) to the client for consideration.
4.	Upon completion or a real estate transaction we will collect our fee from the referred Realtor.

Marketing Strategy

We intend to execute agreements with Realtors primarily in the Calgary, Alberta area to start. At the same time we intend to promote our service to the public. We will charge a fee for our service. The fee we will be paid by the Realtor we introduce.

We will offer direct advertising of our services on our website, by flyers and promotional material that we create for distribution by mailing and handouts at retail outlets.

Other methods of communication will include:

-	Regular e-mailings to potential customers with updated company information and market changes
-	Direct mail brochures and newsletters
-	Publications - through newspapers and in the real estate section of local newspapers.
-	Community Newsletters
-	Informal marketing/networking activities such as joining organizations or attending conferences.

Customer-based marketing will include:

-	Emphasizing repeat sales to clients who have used our services
-	Additional sales facilitated by links to our website
-	Strategic partnerships such as cooperative advertising

Website Marketing Strategy

Web marketing will start with our known contacts whom we will ask to recommend our site. We will continue the strategy with long-term efforts to develop recognition in professional forums. We intend to attract traffic to our website by a variety of online marketing tactics such as registering with top search engines using selected key words (meta tags) and utilizing link and banner exchange options.

Revenue

Initially, we intend to generate revenue from one source:

Fixed Fee - By charging a fixed fee of 25% of the Realtor's commission on the purchase or sale of a tract of real estate.

We intend to develop and maintain a database of all our clients and Realtors in order to continuously build and expand our services.

There is no assurance that we will be able to interest the public or Realtors in participating in our services.

The website will be the primary tool used to launch the service and deal with the clients. Not only will it begin the process of assessing the clients needs, it will also allow the clients the opportunity to peruse properties available on the market, determine how much mortgage they qualify for and a variety of other services.

Competition

We face intense competition from numerous established Realtors which places us at a competitive disadvantage since they are more established within their network. Many of these Realtors have been working the referral business among themselves for years and will be reluctant to change the procedure of doing business. Many of these competitors will have greater customer bases, operating histories, financial, technical, personnel and other resources than we do at this time. There can be no assurances we will be able to break into this industry offering a new type of referral service.

The Realtor referral business as it exists now throughout Canada is highly competitive and is characterized by many individual Realtors, large organized real estate companies such as Remax and Royal Lepage and corporate relocation companies.

Companies compete for the referral business based on personal contacts, services offered, and reputation and in some cases, cost.

We do not currently have a strong competitive position in the Realtor referral business. However, no such service that we are aware of has been successfully launched in the marketplace in Canada and it may very well fill an important niche such as it has done in the United States. We will have to develop our competitive position. It will be attempted primarily through the promotion and use of the web site. We will advertise in local real estate publications and contact and maintain ongoing communication with client base from previous real estate transactions made by our President Lisa McIntosh and director Bruce McIntosh

Government Regulation

As we are operating in Alberta, any referral fees paid from a Realtor to us will have to be paid through a licensed Realtor involved with Real Estate Referral Center Inc. In our case that will be Lisa McIntosh or Bruce McIntosh. As such, in the future, we will always have to maintain involvement with at least one realtor. If we do not, we will have to cease operations.

We are not currently subject to direct federal, state, provincial, or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products.

We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs. In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are qualified to do business only in Nevada. Our failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse affect on our business, results of operations and financial condition.

Insurance

We do not maintain any insurance relating to our business or operations.

Employees

We are a start-up stage company and currently have no employees, other than our officers and directors. We intend to hire additional employees on an as needed basis.

Our Office

Our office is located at 279 Midpark Way SE, Suite 102, Calgary, Alberta, Canada T2X 1M2. Our phone number is 403-615-8917. The office is located within the ReMax Landan site and is covered by an ongoing written contract between Remax and Lisa McIntosh.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up stage corporation and have not started operations or generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not purchased any contracts or generated any revenues from the development. We believe the technical aspects of our website will be sufficiently developed to use for our operations 90 days from the completion of our offering. We must raise cash from operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and begin our operations. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months. We will not begin operations until we raise money from this offering.

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that once we begin operations we will stay in business after operations have commenced. Further, if we are unable to attract enough clients to utilize our services, we may quickly use up the proceeds from the minimum amount of money from this offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year but with limited funds available to develop growth strategy. If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy. If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

Plan of Operation

Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements during the next 12 months. We will not be conducting any product research or development. We do not expect to purchase or sell significant equipment. We intend to hire additional employees on an as needed basis.

We intend to accomplish the foregoing through the following milestones which may require us to travel and entertain potential customers. The extent of our marketing program will be based upon the amount of money we raise in this offering. If we raise more than the minimum, we intend to spend more on the quality of the advertisements as well as the volume of advertisements. Marketing is an ongoing matter that will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 30 days from its initiation, or 90 days from setting up our office. This milestone is based upon our officers' and directors' previous and current work experiences, contacts as well as their life experiences.

Upon completion of our public offering, our specific goal is to profitably sell our services on our Internet website to individual clients in need of finding an established and trustworthy Realtor. We intend to accomplish the foregoing through the following milestones:

1.

Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 180 days from the date the Securities and Exchange Commission declares our offering effective. We will not begin operations until we have closed this offering. We intend to concentrate all of our efforts on raising as much capital as we can during this period.

2.

After completing the offering, we will immediately begin to establish our office and acquire the equipment we need to begin operations. Establishing our offices will take 7-10 days. We believe that it will cost $5,000 to establish our office. We do not immediately intend to hire employees. Our officers and directors will handle our administrative duties. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus.

3.

After our office is established, which we said should be 7-10 days after completing our offering, we intend to contact and negotiate with Realtors. Once we have signed up a minimum of three Realtors, we will ensure the web designer has completed the development on our website. We believe we should have the minimum of three Realtors signed within 30 days of setting up our office. The negotiation of additional Realtors will be ongoing during the life of our operations. We believe that it will cost up to $5,000.00 in order to have our website initially operational and $3,000.00 to have our database initially ready to receive information. Both the initial operation of the website and the database is anticipated to be ready within 60 days from the start date. The start date will be once a minimum of three Realtors have agreed to let us represent them. As Realtors are signed by us, we will up-grade the website. As our customer base increases we will up-grade the database. Both upgrades will be ongoing during the life of our operations.

4.

As soon as our website is operational, which as we have said will be approximately 60 days from setting up our office, we will begin to market our services on the website in Alberta through traditional sources such as trade magazines, conventions and conferences, newspaper advertising, billboards, telephone directories and flyers / mailers. We intend to target existing homeowners and inexperienced buyers and sellers. We may utilize inbound links that connect directly to our website from other sites. Potential clients can simply click on these links to become connected to our website from search engines and community and affilliated sites. We believe that it will cost a minimum of $10,000.00 for our marketing campaign. If we raise the maximum amount of proceeds from the offering, we will devote an additional $60,000.00 to our marketing program. Marketing is an ongoing matter that will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 30 days from its initiation, or 90 days from setting up our office.

5.

Within 90 days from the initial launch of our website, we believe that we will begin matching up customers with Realtors. At some point, it may be necessary to hire one or two part-time salespeople to promote the service.

In summary, we should be in full operation and receiving orders within 100 days of completing our offering. We estimate that we will generate revenue 120 to 180 days after beginning operations.

Until our website is fully operational, we do not believe that clients will use our services to retain a Realtor.

If we are unable to negotiate suitable terms with Realtors, or if we are unable to attract clients to use our services, we may have to suspend or cease operations.

If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. If we cease operations, we do not know what we will do and we do not have any plans to do anything else.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are in start-up stage operations and have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

From Inception on December 23, 2005 to February 28, 2006

During this period we incorporated the company, hired the attorney, and hired the auditor for the preparation of this prospectus. We have prepared an internal business plan. Our loss since inception is $17,235 of which $15,309 is for legal fees, $1,126 is for filing fees and general office costs, and $800 is for rent and services donated by the President of the Company. We have not started our proposed business operations and will not do so until we have completed this offering. We expect to begin operations 100 days after we complete this offering.

Since inception, we sold 5,000,000 shares of common stock to our officers and directors for $5,000.

Liquidity and capital resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933. This was accounted for as a sale of common stock.

As of February 28,2006, our total assets were $3,565 in cash and our total liabilities were $15,000 comprised of a loan from our President to pay for legal, accounting and other expenses associated with the this offering. The amount due Ms. McIntosh will not be repaid from the proceeds of this offering. The loan is without interest, unsecured, and due on demand. The agreement with Ms. McIntosh is oral. There is no written documentation evidencing the same.

Upon this registration statement being declared effective by the SEC, we will be obligated to pay Mr. Lysiak $10,000. This is in addition to $15,000 we have already paid him. We will pay the balance due Mr. Lysiak from the proceeds of this offering.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Lisa McIntosh	40	president, chief executive officer, treasurer, chief
60 Mount Kidd SE		financial officer, chief accounting officer, and
Calgary, Alberta T2Z 3C5		a member of the board of directors

Bruce McIntosh	60	secretary and a member of the board of directors
164 Chaparral Circle SE
Calgary, Alberta T2X 3M2

The persons named above has held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Lisa McIntosh has been our president, chief executive officer, treasurer, chief financial officer, chief accounting officer, and a member of our board of directors since our inception on December 23, 2005. Since August, 1996, Ms. McIntosh has been a real estate agent associated with ReMax specializing in the sale of residential, rural and commercial real estate in the Calgary, Alberta area. From March 1994 to September 2000, Ms. McIntosh was New Homes Sales Area Manager for Beattie Homes. She was responsible for staffing and new homes sales out of show homes in various areas of Calgary, Alberta, Canada. Ms. McIntosh holds a Bachelor of Arts degree in journalism and communications from the University of Regina. Lisa McIntosh is the daughter of Bruce McIntosh, our secretary and a member of the board of directors.

Bruce McIntosh has been secretary, and a member of our board of directors since our inception on December 23, 2005. From June, 1999 to the present, Mr. McIntosh was a Real Estate Agent with ReMax Landan in Calgary specializing in rural, commercial and development properties. Bruce McIntosh is the father of Lisa McIntosh, our president, principal executive officer, treasurer, principal financial officer, principal accounting officer and a member of the board of directors.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our limited operations, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee are that our officers and directors will devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on December 23, 2005 through February 28, 2006, for our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards	Payouts
						Securities
				Other	Under	Restricted		Other
				Annual	Options/	Shares or		Annual
Names				Compen-	SARs	Restricted	LTIP	Compen-
Executive Officer and	Year	Salary	Bonus	sation	Granted	Share/Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)

Lisa McIntosh	2006	0	0	0	0	0	0	0
President, Treasurer &	2005	0	0	0	0	0	0	0
Director	2004	0	0	0	0	0	0	0

Bruce McIntosh	2006	0	0	0	0	0	0	0
Secretary & Director	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholders listed below have direct ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

			Number of Shares	Percentage of
	Number of	Percentage of	After Offering	Ownership After
	Shares	Ownership	Assuming all of	the Offering
Name and Address	Before the	Before the	the Shares are	Assuming all of the
Beneficial Owner [1]	Offering	Offering	Sold	Shares are Sold

Lisa McIntosh	2,500,000	50.00%	2,500,000	35.71%
60 Mount Kidd Point SE
Calgary, Alberta T2Z 3C5

Bruce McIntosh	2,500,000	50.00%	2,500,000	35.71%
164 Chaparral Circle
Calgary, Alberta T2X 3M2

All officers and directors as	5,000,000	100.00%	5,000,000	71.42%
a group (2 Individuals)

[1] The persons named above may be deemed to be "parents" and "promoters" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his or her direct and indirect stock holdings. Ms. McIntosh and Mr. McIntosh are our only "promoters."

Future sales by existing stockholder

A total of 5,000,000 shares of common stock were issued to our officers and directors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are two holders of record for our common stock. The record holders are Lisa McIntosh and Bruce McIntosh our officers and directors who each own 2,500,000 restricted shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, the present stockholder will own approximately 71.42% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Securities Stock Transfer Company, 2591 Dallas Parkway, Suite 102, Frisco Texas 75034. Its telephone number is (972) 963-0001.

CERTAIN TRANSACTIONS

In December 2005, we issued a total of 2,500,000 shares of restricted common stock to Lisa McIntosh, one of our officers and directors in consideration of $2,500 and 2,500,000 shares of restricted common stock to Bruce McIntosh, one of our officers and directors in consideration of $2,500.

Lisa McIntosh, our president, loaned us the sum of $15,000 to pay for legal, accounting and other expenses associated with this offering. The amount due Ms. McIntosh will not be repaid from the proceeds of this offering. The loan is without interest, unsecured, and due on demand. The agreement with Ms. McIntosh is oral. There is no written documentation evidencing the same.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to December 23, 2005, included in this prospectus have been audited by Manning Elliott LLP, Chartered Accountants, 11th Floor - 1050 West Pender Street, Vancouver, British Columbia, Canada V6E 3S7, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has opinion on the validity of the securities being registered. Pursuant to Mr. Lysiak's letter of engagement, Mr. Lysiak's fee for representing us is $25,000. $15,000 was paid when we engaged him and $10,000 is due on SEC effectiveness. The $10,000 is not contingent upon the offering being successfully completed, but is due and payable upon SEC effectiveness. Mr. Lysiak will not receive any interest of any kind in Real Estate Referral Center Inc. Further, Mr. Lysiak is not a related party or a promoter of Real Estate Referral Center Inc.

FINANCIAL STATEMENTS

Our fiscal year end is February 28, 2006. We will provide audited financial statements to our stockholders on an annual basis; these statements will be audited by a firm of Chartered Accountants.

Audited financial statements for December 23, 2005 (inception) to February 28, 2006 immediately follow:

Financial Index

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders
Real Estate Referral Centre Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Real Estate Referral Centre Inc. (A Development Stage Company) as of February 28, 2006, and the related statement of operations, cash flows and stockholders' deficit from December 23, 2005 (Date of Inception) to February 28, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Real Estate Referral Centre Inc. (A Development Stage Company) as of February 28, 2006, and the results of its operations and its cash flows from December 23, 2005 (Date of Inception) to February 28, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred operating losses since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
April 19, 2006

Financial Index

Real Estate Referral Center Inc.
(A Development Stage Company)
Balance Sheet
(Expressed in US dollars)

February 28, 2006 $

ASSETS

Current Assets

Cash	3,565

Total Assets	3,565

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Due to related party (Note 3(a))	15,000

Total Liabilities	15,000

Stockholders' Deficit

Preferred Stock, 100,000,000 shares authorized, $0.00001 par value None issued and outstanding	-

Common Stock, 100,000,000 shares authorized, $0.00001 par value 5,000,000 shares issued and outstanding	50

Additional Paid-In Capital	4,950

Donated Capital (Notes 3(b) and (c))	800

Deficit Accumulated During the Development Stage	(17,235)

Total Stockholders' Deficit	(11,435)

Total Liabilities and Stockholders' Deficit	3,565

(The accompanying notes are an integral part of these financial statements.)

Financial Index

Real Estate Referral Center Inc.
(A Development Stage Company)
Statement of Operations
(Expressed in US dollars)

Accumulated from
December 23, 2005
(Date of Inception)
to February 28,
2006
$

Revenue	-

Expenses

Donated capital (Notes 3(b) and (c))	800
General and administrative	1,126
Professional fees	15,309

Total Expenses	17,235

Net Loss For the Period	(17,235)

Net Loss Per Share - Basic and Diluted	-

Weighted Average Shares Outstanding	5,000,000

(The accompanying notes are an integral part of these financial statements.)

Financial Index

Real Estate Referral Center Inc.
(A Development Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

Accumulated From
December 23, 2005
(Date of Inception)
to February 28,
2006
$

Operating Activities

Net loss for the period	(17,235)

Adjustments to reconcile net loss to cash

Donated rent	400
Donated services	400

Net Cash Used In Operating Activities	(17,235)

Financing Activities

Advances from a related party	15,000
Proceeds from issuance of common stock	5,000

Net Cash Flows Provided By Financing Activities	20,000

Increase in Cash	3,565

Cash - Beginning of Period	-

Cash - End of Period	3,565

Supplemental Disclosures
Interest paid	-
Income taxes paid	-

(The accompanying notes are an integral part of these financial statements.)

Financial Index

Real Estate Referral Center Inc.
(A Development Stage Company)
Statement of Stockholders' Deficit
For the Period from December 23, 2005 (Date of Inception) to February 28, 2006
(Expressed in US dollars)

					Deficit
					Accumulated
			Additional		During the
	Common Stock		Paid-In	Donated	Development
	Shares	Par Value	Capital	Capital	Stage	Total
	#	$	$	$	$	$

Balance - December 23, 2005 (Date of Inception)	-	-	-	-	-	-

Common stock issued for cash at $0.001 per share	5,000,000	50	4,950	-	-	5,000

Donated rent and services	-	-	-	800	-	800

Net loss for the period	-	-	-	-	(17,235)	(17,235)

Balance - February 28, 2006	5,000,000	50	4,950	800	(17,235)	(11,435)

(The accompanying notes are an integral part of these financial statements.)

Financial Index

Real Estate Referral Center Inc.
(A Development Stage Company)
Notes to the Financial Statements
February 28, 2006

1.	Development Stage Company

The Company was incorporated in the State of Nevada on December 23, 2005. The Company is a Development Stage Company, as defined by Statement of Financial Accounting Standard (" SFAS" ) No.7 " Accounting and Reporting by Development Stage Enterprises" . The Company' s principal business is the matching of real estate customers with realtors in Canada through website and word-of mouth contacts.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at February 28, 2006, the Company has never generated any revenues and has a working capital deficiency of $11,435 and accumulated losses of $17,235 since inception. These factors raise substantial doubt regarding the Company' s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is planning to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to issue 2,000,000 shares of common stock at $0.10 per share for total proceeds of $200,000.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company' s fiscal year-end is February 28.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Index

Real Estate Referral Center Inc.
(A Development Stage Company)
Notes to the Financial Statements
February 28, 2006

2.	Summary of Significant Accounting Policies (continued)

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	d)	Comprehensive Loss

SFAS No. 130, " Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at February 28, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	f)	Financial Instruments

Financial instruments, which include cash, and amounts due to a related party, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company' s operations are in Canada which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company' s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Financial Index

Real Estate Referral Center Inc.
(A Development Stage Company)
Notes to the Financial Statements
February 28, 2006

2.	Summary of Significant Accounting Policies (continued)

	g)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	h)	Foreign Currency Translation

The Company' s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 " Foreign Currency Translation" , using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	i)	Revenue Recognition

The Company will recognize revenue from referral fees in accordance with Securities and Exchange Commission Staff Bulletin No. 104 (" SAB 104" ), " Revenue Recognition in Financial Statements" .. Revenue will be recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is provided, and collectibility is assured. The Company has not generated any revenue since inception on December 23, 2005.

	j)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, " Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3" . SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement

Financial Index

Real Estate Referral Center Inc.
(A Development Stage Company)
Notes to the Financial Statements
February 28, 2006

2.	Summary of Significant Accounting Policies (continued)

	j)	Recent Accounting Pronouncements

in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, " Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29" . The guidance in APB Opinion No. 29, " Accounting for Nonmonetary Transactions" , is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, " Share Based Payment" . SFAS 123R is a revision of SFAS No. 123 " Accounting for Stock-Based Compensation" , and supersedes APB Opinion No. 25, " Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity' s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the

Financial Index

Real Estate Referral Center Inc.
(A Development Stage Company)
Notes to the Financial Statements
February 28, 2006

2.	Summary of Significant Accounting Policies (continued)

	j)	Recent Accounting Pronouncements (continued)

grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (" SAB 107" ) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

3.	Related Party Transactions

During the period ended February 28, 2006, the President of the Company advanced $15,000 to the Company for payment of legal fees. The amounts are unsecured, non-interest bearing and payable on demand.

During the period ended February 28, 2006, management services with a fair value of $200 per month was contributed by the President of the Company. Amounts totalling $400 were charged to operations and treated as donated capital.

During the period ended February 28, 2006 rent with a fair value of $200 per month for the use of the Company' s head office, provided at no cost by the President. Amounts totalling $400 were charged to operations and treated as donated capital.

4.	Common Stock

On December 27, 2005, the Company issued 5,000,000 shares of common stock at a price of $0.001 per share for cash proceeds of $5,000.

Financial Index

Real Estate Referral Center Inc.
(A Development Stage Company)
Notes to the Financial Statements
February 28, 2006

5.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $16,435, which commence expiring in 2026. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the period ended February 28, 2006, the valuation allowance established against the deferred tax assets increased by $5,750.

The components of the net deferred tax asset at February 28, 2006 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are listed below:

February 28, 2006 $

Net Operating Losses	16,435

Statutory Tax Rate	35%

Effective Tax Rate	-

Deferred Tax Asset	5,750

Valuation Allowance	(5,750)

Net Deferred Tax Asset	-

Until September 19, 2006 ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.